Stradley Ronon Stevens & Young, LLP
                     2600 One Commerce Square
                      Philadelphia, PA 19103
                     Telephone: (215) 564-8000
                     Facsimile: (215) 564-8120

                          March 14, 2007

Board of Trustees of
 Franklin Templeton International Trust
One Franklin Parkway
San Mateo, California 94403-1906

      Subject: Franklin Templeton International Trust, on behalf of
               Templeton Global Long-Short Fund -- Registration Statement on Form N-14

Ladies and Gentlemen:

      We have acted as counsel to Franklin Templeton International Trust, a Delaware statutory trust (the "Trust"), in connection with the preparation and filing with the U.S. Securities and Exchange Commission (the "Commission") of the Trust's
Registration Statement on Form N-14 (the "Registration
Statement") under the Securities Act of 1933, as amended. The purpose of the Registration Statement is to register Class A shares of Templeton Global Long-Short Fund (the "Fund") to be issued in connection with the acquisition of substantially all of the assets of Franklin U.S. Long-Short Fund, a series of Franklin Strategic Series, by and in exchange for Class A shares (the "Shares") of the Fund, a series of the Trust, and the assumption of certain liabilities (the "Transaction").

      We have reviewed the Trust's Agreement and Declaration of Trust, the proposed Amended and Restated Agreement and Declaration of Trust as proposed to be adopted by the Trust's shareholders, the Trust's current By-Laws, the proposed amended and restated By-Laws of the Trust, and resolutions adopted by the Trust's Board of Trustees in connection with the Transaction, as well as such other legal and factual matters as we have deemed appropriate.

      This opinion is based exclusively on the provisions of the Delaware Statutory Trust Act governing the issuance of the shares of the Trust, and does not extend to the securities or "blue sky" laws of the State of Delaware or other States.

      We have assumed the following for purposes of this opinion:

      1. The Shares of the Acquiring Fund will be issued in accordance with the Trust's Agreement and Declaration of Trust and By-laws, as then currently in effect, and resolutions of the Trust's Board of Trustees relating to the creation, authorization and issuance of the Shares.

      2. The Shares will be issued against payment therefor as described in the Proxy Statement/Prospectus and Statement of Additional Information relating thereto included in the Registration Statement, and that such payment will have been at least equal to the net asset value thereof.

      On the basis of the foregoing, it is our opinion that, when issued and paid for upon the terms provided in the Registration Statement, the Shares to be issued pursuant to the Registration Statement will be validly issued, fully paid and non-assessable.

      We hereby consent to the filing of this opinion with the U.S. Securities and Exchange Commission as an exhibit to the Registration Statement.

                                    Very truly yours,

                                    Stradley Ronon Stevens &
                                    Young, LLP


                                    By:   /s/ KRISTIN H. IVES
                                          Kristin H. Ives, a Partner